Exhibit 8.2

January 7, 2019

Henry Schein, Inc.

135 Duryea Road

Melville, NY 11747

Ladies and Gentlemen:

We have acted as special United States counsel to Henry Schein, Inc., a Delaware corporation (“Harbor”), in connection with the proposed Distribution by Harbor of HS Spinco Inc., a Delaware corporation (“Spinco”) pursuant to the Contribution and Distribution Agreement dated April 20, 2018 (together with all exhibits and schedules thereto, and as it may be amended and/or restated from time to time on or prior to the date hereof, the “Contribution and Distribution Agreement”). This opinion is being delivered in connection with the Registration Statement of Spinco on Form S-4/S-1 filed with the Securities and Exchange Commission (“SEC”) on the date hereof (the “Registration Statement”). Any capitalized term used and not defined herein has the meaning given to it in the Contribution and Distribution Agreement. For purposes of this opinion, the “Share Issuance” shall mean the issuance of Spinco Common Stock pursuant to the Stock Subscription and Purchase Agreement, dated December 25, 2018 (together with all exhibits and schedules thereto, the “Stock Subscription and Purchase Agreement”), between Harbor, Spinco, and certain third-party purchasers party thereto (the “Purchasers”).

For purposes of the opinion set forth below, we have relied, with the consent of Harbor, Spinco, Voyager and the Purchasers, upon the accuracy and completeness of the representations and statements as to various factual matters made (which representations and statements we have neither investigated nor verified) in a certificate dated as of the date hereof, addressed to us from Harbor and Spinco (including the exhibit and attachments thereto), as well as in the Tax Matters Agreement dated as of the date hereof, the Stock Subscription and Purchase Agreement and in certificates to be delivered to us by the Purchasers in connection with the Share Issuance, and have assumed (i) that such representations and statements are true, correct and complete as of the date hereof and will continue to be true, correct and complete at all times up to and at the Distribution Time (as if made as of such time), (ii) that all such representations and statements made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification and (iii) that all events described in such representations and statements as expected, planned, or intended to occur or not occur will in fact occur or not occur, as applicable. We have further assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies, that the signatures on all such documents are genuine and that all such documents have been duly authorized, executed, and delivered. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed. In addition, we have assumed (i) that the transactions contemplated by the Contribution and Distribution Agreement, the Tax Matters Agreement and the other Transaction Agreements will be consummated in accordance therewith, (ii) that all parties thereto will act in accordance with the requirements and provisions set forth therein (including in any certificates related thereto) and (iii) that no transaction or condition described therein and affecting this opinion will be waived by any party or modified in any respect. We have further assumed that Harbor will receive, prior to the Distribution, an executed letter from Centerview Partners summarizing the business purpose for the Distribution. We have also made such other investigations of fact and law, including discussions with representatives of Harbor, Spinco and Voyager, as we have deemed appropriate as a basis for the opinions set forth below.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein and in the Registration Statement, it is our opinion, under currently applicable U.S. federal income tax law, that:

(1)

the Spinco Contribution, followed by the Distribution, will qualify as a reorganization under Section 368(a)(1)(D) of the Code, and Harbor and Spinco each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

(2)	the receipt of Spinco Common Stock by Harbor Stockholders in the Distribution will constitute a tax-free distribution to Harbor Stockholders under Section 355(a) the Code;

(3)	no gain or loss will be recognized by holders of Harbor Common Stock on the receipt of such Spinco Common Stock, pursuant to Section 355(a)(1) of the Code;

(4)

the aggregate basis of the Spinco Common Stock and the Harbor Common Stock in the hands of the Harbor Stockholders immediately after the Distribution will be the same as the basis of the Harbor Common Stock held by such Harbor Stockholders at the time of the Distribution;

(5)

the holding period of the Spinco Common Stock received by each Harbor Stockholder in the Distribution will include the holding period of the Harbor Common Stock with respect to which Spinco Common Stock was received, provided that the Harbor Common Stock was held as a capital asset on the date of the Distribution, pursuant to Section 1223(1)(B) of the Code and Treasury Regulations Section 1.1223-1(a); and

(6)	no gain or loss will be recognized by Harbor or Spinco solely by reason of the Spinco Contribution, the Distribution or the Merger.

We express no opinion on any issue relating to the tax consequences of the Spinco Contribution, Distribution or any other transaction other than those expressly set forth above.    We express no opinion as to the tax consequences of (i) non-arm’s length payments (if any) made in connection with the transactions; (ii) any transactions that occur or payments that are made after the Closing Date (whether or not on arm’s length terms); and (iii) any internal restructuring that occurred prior to or in connection with the Spinco Contribution or Distribution. The foregoing opinion is based on the Code and applicable regulations, rulings and judicial decisions, in each case as in effect on the date hereof, and this opinion may be affected by amendments to the Code or to the regulations thereunder or by subsequent judicial or administrative interpretations thereof, potentially on a retroactive basis. We express no opinion other than as to the federal income tax laws of the United States of America. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or a court will not take a contrary position.

We are furnishing this opinion letter solely in connection with the consummation of the Spinco Contribution and Distribution and this opinion is not to be used or relied upon for any other purposes without our express written consent. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, changes in the federal income tax laws or the application or interpretation thereof, any factual matters arising subsequent to the date hereof or the impact of any information, fact, document, certificate, record, representation, statement, covenant or assumption relied upon herein that becomes incorrect or untrue. Any change in applicable laws or facts and circumstances surrounding the Spinco Contribution, Distribution and related transactions, or any inaccuracy in the information, documents, certificates, records, statements, facts, covenants, assumptions or representations upon which we have relied, may affect the validity of the opinion set forth herein. We hereby consent to the use of our name in the Registration Statement under the heading “—Material U.S. Federal Income Tax Consequences of the Transactions” and to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

/s/ Jason R. Factor
Jason R. Factor, a Partner

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